EXHIBIT 99.1

CONTACT

Internet America, Inc.	July 21, 2005
214.861.2550	FINAL RELEASE
investor.relations@airmail.net

Internet America Announces the Acquisition of TopGun Telecom and

Expansion into New Cities along I-10 between Houston and San Antonio

DALLAS, July 21, 2005 — Internet America, Inc. (OTCBB: GEEK) announced today that in keeping with its current strategy of bringing high-speed broadband Internet to rural, underserved markets, it has acquired TopGun Telecom, Inc., a wireless ISP based in Floresville, Texas, a suburb of San Antonio. In addition, Internet America announced that it has expanded its wireless service area to include new cities along I-10 between Houston and San Antonio.

“TopGun Telecom is a very exciting acquisition for Internet America,” said Billy Ladin, CEO of Internet America. “They offer a top notch wireless product to their customers in Wilson and Bexar counties and have built a technically impressive network. We are excited to be offering wireless Internet service in these new rural markets surrounding San Antonio.”

Kurt Mullen, president of TopGun Telecom, will remain with the company as the general manager of the San Antonio area. Mullen said, “I am excited by the opportunity to work with Internet America to bring high-speed Internet to the underserved and non-served businesses and residents who live in the communities surrounding San Antonio.”

Continuing with Internet America’s strategy to bring high-speed broadband to underserved markets, Internet America announced today that it has signed contracts with the towns of Columbus, Weimer, and Schulenberg, Texas, to offer wireless high-speed broadband Internet to the city governments and citizens of these towns. In addition, in order to provide cost effective Internet services to these cities, Internet America is installing a 100 mile wireless network between Houston and the communities through which it will deliver its services and provide access to the Internet.

“This is a highly trafficked area that needs high-speed broadband service because their current options are expensive and do not meet the needs of the citizens,” said Billy Ladin. “This is a good example of Internet America bringing cost effective, fast broadband Internet service to rural underserved communities.”

Internet America is a leading Internet service provider primarily serving the Texas market. Internet America offers businesses and individuals a wide array of Internet services including broadband Internet delivered wirelessly and over DSL, dedicated high-speed access, Web hosting and dial-up Internet access. Internet America provides customers a wide range of related value-added services, including NetFAX, NetVOICE Voice over Internet Protocol (VOIP), online backup and storage solutions, parental control software and global roaming solutions. Internet America focuses on the speed and quality of its Internet services and its commitment to providing excellent customer care. For additional information about Internet America, please visit www.InternetAmerica.com.